UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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EQUITY RESIDENTIAL
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Equity Residential

2015 Proxy Statement and Annual Meeting of Shareholders

340 Fremont – San Francisco, CA

Estimated completion in 2016

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

April 21, 2015

Dear Shareholder,

You are cordially invited to attend Equity Residential’s 2015 Annual Meeting of Shareholders. This year’s meeting will be held on Wednesday, June 24, 2015, at 1:00 p.m., at Two North Riverside Plaza, Suite 500, Chicago, Illinois, 60606, at which time shareholders of record at the close of business on March 31, 2015, will be asked to:

•	Elect twelve trustees to a one-year term;

•	Ratify our selection of Ernst & Young LLP as our independent auditor for 2015;

•	Approve our executive compensation; and

•	Consider the shareholder proposal regarding proxy access and any other business properly brought before the meeting.

Your vote is very important. Whether or not you attend the meeting in person, we urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Thank you for your continued support of Equity Residential.

Sincerely,

David J. Neithercut

President and Chief Executive Officer

Bruce C. Strohm

Executive Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 21, 2015 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, June 24, 2015, at 1:00 p.m., at Two North Riverside Plaza, Suite 500, Chicago, Illinois.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1:     Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee (the “Trustees”) named in this Proxy Statement.

Name	Trustee since	Independent	Committee Memberships
			Audit	Compensation	Governance
Samuel Zell, Chairman	1993
Gerald A. Spector, Vice Chairman	1993	✓	✓
Charles L. Atwood, Lead Trustee	2003	✓	✓		✓
David J. Neithercut, CEO & President	2006
John W. Alexander	1993	✓		Chair	✓
Linda Walker Bynoe	2009	✓	✓
Mary Kay Haben	2011	✓		✓	✓
Bradley A. Keywell	2011	✓		✓
John E. Neal	2006	✓	Chair
Mark S. Shapiro	2010	✓		✓	✓
Stephen E. Sterrett	2015	✓	✓
B. Joseph White	1993	✓		✓	Chair
Meetings in 2014			9	7	4

GOVERNANCE OF THE COMPANY

Proposal 2:     Ratification of Ernst & Young LLP as Independent Auditor for 2015

The Board recommends a vote FOR this proposal.

Proposal 3:     Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

Proposal 4:     Shareholder Proposal regarding Proxy Access

The Board recommends a vote AGAINST this proposal.

GOVERNANCE OF THE COMPANY

Corporate Governance

The Company is dedicated to establishing and maintaining high standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders. Below are the Company’s governance highlights.

✓  10 of 12 Trustee Nominees are Independent

✓  Annual Election of Trustees

✓  Majority Voting for Trustees

✓  Independent Lead Trustee

✓  Independent Board Committees

✓  Trustees Meet in Executive Session without Management

✓  Risk Oversight by Board and Committees

✓  Annual Board Self-Assessment Process

✓  Active Shareholder Engagement

✓  Regular Succession Planning

✓  No Shareholder Rights Plan

✓  Publish Annual Corporate Social Responsibility and Sustainability Report

✓  Disclosure Committee for Financial Reporting

✓  Prohibition against Hedging of Company shares

✓  Executive Compensation Driven by Pay for Performance Philosophy

✓  Share Ownership Guidelines for Trustees and Executives

✓  Disclosure of Political Contribution Policy and Expenditures

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees, which currently consists of the twelve members noted above.

Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.

The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

GOVERNANCE OF THE COMPANY

KEY CORPORATE GOVERNANCE DOCUMENTS
Please visit the Company’s website at www.equityresidential.com in the investor section under “Corporate Governance” to view the following documents:
• Declaration of Trust • Bylaws • Board Committees and Charters	• Guidelines on Governance • Code of Ethics and Business Conduct
These documents are also available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com). No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

Board Leadership Structure

Since the formation of the Company in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer. Samuel Zell has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role. Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating two of the largest real estate investment trusts (“REITs”) in the country: the Company, which has delivered a 14.2% annualized total shareholder return from its IPO in August 1993 through December 31, 2014, and Equity Office Properties Trust, which delivered a 17.4% annualized total shareholder return from its IPO in July 1997 through its sale in February 2007. Mr. Zell also founded Equity LifeStyle Properties (NYSE: ELS), the largest REIT in its sector and one that has delivered a 15.5% annualized total shareholder return from its IPO in February 1993 through December 31, 2014.

As our Chairman, Mr. Zell presides over meetings of the full Board of Trustees, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry. David J. Neithercut, our President and CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our Lead Trustee. We believe the Company is well-served by our current leadership structure.

Lead Trustee

Charles L. Atwood has been the Company’s Lead Trustee since March 2009. In this capacity, Mr. Atwood, who is an independent trustee, coordinates with the other non-management trustees (all trustees other than Mr. Neithercut) on the following:

•	Presiding at all Board meetings at which the Chairman is not present, including the executive sessions of the independent trustees
•	Serving as liaison between the Chairman and the other trustees
•	Calling meetings of the independent trustees (all trustees other than Mr. Zell and Mr. Neithercut)
•	Consistent and regular communication with the CEO regarding the Board’s oversight responsibilities
•	Participating with the CEO in planning and setting schedules and agendas for Board meetings
•	Determining with the CEO the necessary information trustees should receive and when they should receive it
•	Ensuring that the Board performs its annual evaluation of the CEO’s performance
•	Performing such other functions as the Board may direct

GOVERNANCE OF THE COMPANY

Executive Sessions

Pursuant to the Company’s Guidelines on Governance, the non-management trustees of the Board meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. In 2014, the non-management trustees held four executive sessions, and the independent trustees held one executive session.

The Board’s Role in Risk Oversight

Board. The Board as a whole has responsibility for oversight of enterprise risk management. The Board executes this risk oversight through direct decision-making authority with respect to significant matters and (both directly and through its committees) comprehensive review and discussion of risks with management. The Board delegates the direct monitoring of certain areas of risk to its key committees based on the committees’ respective principal areas of focus. Each of these committees meets with and reviews presentations from management and internal audit (as applicable) and reports to the full Board, thereby keeping the entire Board fully informed and in a position to administer its overall risk management oversight responsibilities.

Corporate Governance Committee. The Corporate Governance Committee is delegated the primary responsibility among the Board’s committees to periodically discuss with management the Company’s major risk exposures in the various aspects of its business, such as strategic, competitive, economic, operational, financial and other current matters that may present material risk to the Company, and the steps management has taken to monitor and control such exposures, including the Company’s general and specific enterprise risk management assessment and risk management policies. In addition to this primary responsibility, the Corporate Governance Committee specifically oversees risk management associated with corporate governance, trustee continuing education and succession planning, and the Company’s Code of Ethics and Business Conduct.

Compensation Committee. The Compensation Committee is responsible for overseeing the management of risks specifically relating to the Company’s leadership and performance assessment, management succession planning and compensation philosophy, programs and arrangements, including incentive compensation plans.

Audit Committee. The Audit Committee has specific responsibility to oversee the management of risks associated with financial matters, particularly financial reporting, counterparty risk, tax, accounting, legal and regulatory compliance, internal controls, cybersecurity, cash investment guidelines and credit and liquidity matters, as well as potential conflicts of interest. The Audit Committee also meets in separate executive sessions with key management personnel, representatives of the Company’s independent auditor and the Company’s senior internal audit officer, and is responsible for monitoring the independence and performance of the independent auditor and the performance of the Company’s internal audit function.

GOVERNANCE OF THE COMPANY

Assessment of Board Performance and Board Processes

Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, the Board conducts an annual self-assessment of the performance of the full Board, individual Board members and Board committees. The Chair of the Corporate Governance Committee is responsible for leading the evaluation process. For the 2014 assessment, the Chair conducted a confidential and in-depth interview with each of the trustees and discussed with each trustee individually his or her own evaluation and provided the full Board and Committees with feedback on their performance. The Lead Trustee interviewed each of the trustees about their evaluation of the Chair of the Corporate Governance Committee and provided the Chair with feedback on his performance. This annual evaluation process provides a way to track progress in certain areas targeted for improvement from year to year and to identify ways to enhance the Board and Committees’ effectiveness. The assessments confirm whether the current Board leadership and structure continues to be optimal for the Company and are taken into account by the Corporate Governance Committee in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for effective leadership development and succession for executive management. As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses with the CEO his recommendations for management development and succession for the Company’s other executive officers. Additionally, the Compensation Committee oversees long range plans for management development and succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (1) is a board-driven, collaborative process; (2) is a continuous process; (3) should take into account the Company’s long-term strategic goals; and (4) involves building a talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events. Furthermore, for 2014, at least ten percent of the assessment of the executive officers’ annual performance was based on an individual goal that is development, succession or leadership orientated. In addition to their review of executive officer development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and other development programs.

In the event the Chairman of the Board and/or the CEO is unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman, (ii) the Vice Chairman of the Board (or the Chairman if there is no Vice Chairman) shall automatically be appointed to serve as the interim CEO and (iii) the Chair of the Compensation Committee will promptly call a meeting to initiate the process for the selection of a permanent replacement for either or both positions.

GOVERNANCE OF THE COMPANY

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. Pursuant to such policy, the Audit Committee approved a transaction in July 2011 whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, leases its corporate headquarters pursuant to a ten-year lease from an entity controlled by Mr. Zell. While the rules of the Securities and Exchange Commission (“SEC”) classify this lease as a “related-party transaction”, the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arms-length terms at the same time. Specifically, an independent commercial office brokerage firm confirmed at the inception of the lease that the lease had terms that were equivalent to, or more tenant-friendly than, any other arms-length office lease with a ten-year term, entered into at the time, for similar space in Chicago’s West Loop neighborhood. Furthermore, the lease does not, in the opinion of the Company and the independent members of the Board, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income is insignificant for Mr. Zell in relation to his considerable net worth. Amounts incurred by the Company for the office lease and related office facility services in 2014 totaled $2,464,391.

Trustee Resignation Policy

The Company has a majority vote standard for the election of trustees in uncontested elections which incorporates a trustee resignation policy for any trustee who does not receive the requisite vote. This resignation policy requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly publicly disclose its decision and rationale.

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executive officers and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive officer and trustee share ownership guidelines:

Position	Minimum Share Ownership
CEO	5x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary
Trustees	$250,000

GOVERNANCE OF THE COMPANY

Executive officers and trustees have three years to comply with the ownership requirements, and all of our executive officers and trustees are in compliance.

The following unpledged equity interests count toward fulfillment of ownership guidelines:

•	Company shares;
•	Restricted shares and restricted units (formerly known as “LTIP” Units) in the Operating Partnership granted in connection with compensation awards. Restricted units are convertible on a one-for-one basis into limited partnership interests (“OP Units”) in the Operating Partnership subject to certain vesting and other tax restrictions. Restricted units and restricted shares are collectively referred to as “Share Awards”; and,
•	OP Units, which are exchangeable on a one-for-one basis for the Company’s common shares.

Securities Trading Policy and Prohibition against Hedging of Company Equity Securities

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and executive officers of the Company regarding transactions involving Company securities. Pursuant to this policy, the Company regularly imposes a trading moratorium on all trustees and all high level officers from time to time when they have knowledge of material non-public information. Among other things, this policy also prohibits our trustees and executive officers from selling any Company shares if he or she does not own the security at the time of sale (commonly called a “short sale”). This policy further prohibits trustees and executive officers from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of their Company equity securities.

Corporate Social Responsibility

The Company is devoted to the incorporation of sustainability and social responsibility concepts in all aspects of its business. For further information, please view the Company’s 2014 Corporate Social Responsibility and Sustainability Report posted at www.equityresidential.com in the sustainability section. The Company is especially proud of its performance in the 2014 Global Real Estate Sustainability Benchmark (GRESB) Survey– a globally-recognized third-party analysis of approximately 650 real estate companies. In the Company’s first year of participation in GRESB, it was recognized as a Regional Sector Leader – the top performer among all North American Large-Cap residential firms. The Company will continue to invest capital towards making its portfolio more sustainable for its residents, employees, environment and investors.

Political Contributions Policy

The Company has a robust policy governing the approval of any political expenditures made by or on its behalf. The policy, together with a disclosure on the amount spent under the policy during the previous calendar year, is available on the Company’s website at www.equityresidential.com in the investor section under “Corporate Governance”. As part of the policy, the Corporate Governance Committee conducts an annual review to ensure that all political spending under the policy is legitimately linked to the Company’s business purpose and strategic intent.

GOVERNANCE OF THE COMPANY

Biographical Information and Qualifications of Trustees

Our Trustees bring to the Company’s Board a wealth of leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and have the collective experience that meets the Company’s strategic objectives and contributes to the Board’s effectiveness as a whole. They also all bring public board and committee experience and have an understanding of corporate governance practices and trends. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Trustee Nomination Procedures” below.

Set forth below are biographies of each of our trustees as of April 1, 2015, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a Trustee of the Company.

SAMUEL ZELL, 73, our founder and the Company’s Chairman since our initial public offering in 1993, is Chairman and Chief Executive Officer of Equity Group Investments, the private entrepreneurial investment firm he founded more than 45 years ago. He is also founder and chairman of Equity International, a private investment firm focused on real estate-related companies outside the U.S., including two publicly-held portfolio companies listed on the NYSE: Gafisa in Brazil (NYSE: GFA) and Homex in Mexico (NYSE: HXM). He also serves as chairman of Anixter International, Inc. (NYSE: AXE), Covanta Holding Corporation (NYSE: CVA), Equity Commonwealth (NYSE: EQC) and Equity LifeStyle Properties, Inc. (NYSE: ELS). Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time. Mr. Zell served as the chairman of the Tribune Company until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy.

Mr. Zell serves on the President’s Advisory Board at the University of Michigan and with the combined efforts of the University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. He is also a long-standing supporter of the University of Pennsylvania Wharton Real Estate Center, where he endowed the Samuel Zell/Robert Lurie Real Estate Center. Zell also endowed Northwestern University’s Center for Risk Management. Mr. Zell received a J.D. from the University of Michigan Law School.

Mr. Zell’s Skills and Expertise:

•	Over 45 years of experience as a chairman, director, and executive of companies in various industries around the world
•	Active manager of billions of dollars of global investments
•	Strong track record of stewarding companies towards the maximization of their potential
•	Recognized as a founder of the modern REIT industry and a leading driver for increased transparency and disclosure by public companies

GOVERNANCE OF THE COMPANY

GERALD A. SPECTOR, 68, our Vice Chairman since January 2008, was the Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector serves as a director of Equity Commonwealth (NYSE: EQC) and is a former Certified Public Accountant.

Mr. Spector’s Skills and Expertise:

•	Demonstrated leadership skills at the corporate board and executive levels
•	Extensive management and financial experience acquired through 40 years of managing and operating real estate companies through various business cycles
•	Experienced in driving operational excellence and development of strategic changes in portfolio focus
•	Audit committee financial expert

CHARLES L. ATWOOD, 66, our Lead Trustee since March 2009, served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until his retirement in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development, and design and construction projects, representing tens of billions of dollars of transactions. Mr. Atwood serves as a director of Pinnacle Entertainment, Inc. (NYSE: PNK), Gala Coral, a private United Kingdom gaming industry company and ALST Casino Holdco, LLC, a private company in the casino and hospitality industry. Mr. Atwood received an M.B.A. in finance from Tulane University.

Mr. Atwood’s Skills and Expertise:

•	Exceptional expertise in dealing with complex accounting, financial, regulatory and risk assessment issues, gained as CFO of a large international corporation
•	Board and executive leadership experience in a wide range of complicated strategic transactions at multi-faceted companies
•	Audit committee financial expert, based on prior experience as a CFO

GOVERNANCE OF THE COMPANY

DAVID J. NEITHERCUT, 59, has served as Chief Executive Officer of the Company since January 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments, L.L.C., an owner, manager and financier of real estate and corporations. Mr. Neithercut is a director of General Growth Properties, Inc. (NYSE: GGP) and serves as the Chair of the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Neithercut serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Mr. Neithercut’s Skills and Expertise:

•	Uniquely qualified as the active Chief Executive Officer of the Company
•	Long and successful track record in various leadership roles at the Company and other organizations, including leading the development and execution of the Company’s portfolio repositioning over the last 10 years
•	Wealth of expertise in dealing with complex management, financial and business issues

JOHN W. ALEXANDER, 68, has been President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies, since 1994. He also has been a partner of Meringoff Equities, a real estate investment company, since 1987 and previously served as its Chief Financial Officer and as a managing director. He had earlier careers at Citibank and Toronto-based Cadillac Fairview, which was North America’s largest public real estate company at that time.

Mr. Alexander’s Skills and Expertise:

•	Extensive hands-on management experience at various large companies in the real estate industry with similar activities to those of the Company
•	Important insights gained from many years of board and leadership responsibilities
•	Great depth of knowledge of the Company’s business and strategy

LINDA WALKER BYNOE, 62, has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc. (NYSE: AXE), Northern Trust Corporation (NASDAQ: NTRS), Prudential Retail Mutual Funds and is a former director of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company. Ms. Bynoe received an M.B.A. from Harvard Business School.

Ms. Bynoe’s Skills and Expertise:

•	Extensive experience as a director of financial services and other complex companies, including REITs
•	Diverse consulting and investment experience in various industries
•	Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

GOVERNANCE OF THE COMPANY

MARY KAY HABEN, 58, served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011. At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging social media. Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc. These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives. She serves as the Non-Executive Chair of the Board of Directors of Bob Evans Farms, Inc. (NASDAQ: BOBE) and as a director of The Hershey Company (NYSE: HSY). Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

Ms. Haben’s Skills and Expertise:

•	Substantial experience as a brand builder and consumer products business leader
•	Proven track record in exceeding consumer expectations through innovation and implementation of business strategies in various markets and media platforms
•	Valuable perspective to the Board as the Company continues to focus on ways to engage with current and future residents

BRADLEY A. KEYWELL, 45, is a co-founder and director of Groupon, Inc. (NASDAQ: GRPN); MediaBank LLC, a provider of integrated media procurement technology; and Echo Global Logistics, Inc. (NASDAQ: ECHO). He is also co-founder and CEO of Uptake Technologies LLC, a predictive analytics company, and the managing partner of Lightbank, a venture fund, and Meadow Lake Management LLC, an investment and advisory firm. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Keywell received a J.D. from the University of Michigan Law School.

Mr. Keywell’s Skills and Expertise:

•	Successful entrepreneur in both public and private markets across wide-ranging industries, with strong ability to assess risks relating to new ventures and investments
•	Recognized leader in incorporating technological innovation to implement corporate strategy, operations and growth
•	Diverse leadership and management experience

JOHN E. NEAL, 65, is a partner of Linden LLC, a private equity firm. Mr. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance, including leading the real estate lending and corporate banking businesses at Bank One Corporation, Kemper Financial Services and Continental Bank. He serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard Business School.

Mr. Neal’s Skills and Expertise:

•	Deep executive and management leadership experience in the real estate lending industry, during various and challenging business cycles
•	Valuable insight into capital markets and trends
•	Audit committee financial expert, based on banking and financial background

GOVERNANCE OF THE COMPANY

MARK S. SHAPIRO, 45, has served as the Chief Content Officer at IMG, a global leader in sports, fashion and media since September 2014. He has served as an Executive Producer at Dick Clark Productions, an independent producer of television programming, since September 2012, and was its Chief Executive Officer from May 2010 to September 2012. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Six Flags, Inc. filed a voluntary petition to restructure its debt obligations under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in June 2009 and emerged from Chapter 11 in May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities. At ESPN, he had significant responsibility in building the strength of the network’s brand and garnered numerous Emmy and Peabody awards during his tenure. Mr. Shapiro also currently serves as a director of Live Nation Entertainment, Inc. (NYSE: LYV), Frontier Communications Corporation (NASDAQ: FTR), and Papa John’s International, Inc. (NASDAQ: PZZA). Mr. Shapiro served as a director of the Tribune Company, a private media conglomerate, until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy.

Mr. Shapiro’s Skills and Expertise:

•	Business acumen as a CEO and board member of large and complex organizations
•	Provider of unique and critical insights and innovation in media, marketing and branding strategies
•	Insights into organizational transformation to deal with diverse economic and market-based challenges

STEPHEN E. STERRETT, 59, served as the Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company, until his retirement in December 2014. He spent more than 26 years in various positions at Simon and its predecessor companies and had served as the Company’s Chief Financial Officer since 2000. Mr. Sterrett serves as a director of Berry Plastics Group, Inc. (NYSE: BERY) and Realty Income Corporation (NYSE: O), and received an M.B.A. from Indiana University.

Mr. Sterrett’s Skills and Expertise:

•	Extraordinarily equipped with wide-ranging knowledge in real estate and public company matters
•	Executive leadership experience and expertise in financial, operational and strategic issues facing large real estate companies
•	Audit committee financial expert, based on prior experience as a CFO

GOVERNANCE OF THE COMPANY

B. JOSEPH WHITE, 67, is President Emeritus of the University of Illinois and The James F. Towey Professor of Business and Leadership in the College of Business at the University’s Urbana-Champaign campus. Mr. White served as President of the University of Illinois, a $4.5 billion enterprise with multiple locations and 25,000 employees, from February 2005 to December 2009, and in January 2010 was appointed President Emeritus. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and as Interim President of the University of Michigan in 2002. His executive experience has included serving as vice president for management development, personnel and public affairs of Cummins, Inc., a global manufacturing company. Mr. White is a director of Kelly Services, Inc. (NASDAQ: KELYA) and has previously served as a director of numerous non-profit boards. Mr. White received an M.B.A. from Harvard Business School and a doctorate in Business Administration from the University of Michigan. Mr. White is the author of two books on corporate leadership and governance.

Mr. White’s Skills and Expertise:

•	Specialist in academic studies of leadership and management, human resource management, organizational change and corporate governance
•	Extensive executive experience dealing with leadership and management challenges faced by large organizations
•	Commitment to robust observance of corporate governance responsibilities of boards in the public, private and non-profit domains

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Board also has an Executive Committee. The members of the key committees are shown above on page 1.

Audit Committee

The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, all of the Audit Committee members are designated as “financial experts” under such listing standards and SEC rules. The Audit Committee’s responsibilities as set forth in its charter include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2014, no member of the Audit Committee served on more than two other public company audit committees.

GOVERNANCE OF THE COMPANY

Compensation Committee

The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Compensation Committee’s responsibilities as set forth in its charter include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and performance based equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Corporate Governance Committee’s duties as set forth in its charter include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters, and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee is also responsible for the Board’s oversight of enterprise risk management.

Executive Committee

The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Charles L. Atwood and John E. Neal.

Meetings

During 2014, the Board held six meetings, with 100% attendance. No trustee attended fewer than 80% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Eight trustees attended the 2014 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Guidelines on Governance.

GOVERNANCE OF THE COMPANY

Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. As a general matter, the Board does not believe it should retain a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the shareholders, the Board and the Company.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience.

The Corporate Governance Committee Chair and all other members of the Corporate Governance Committee (which Committee includes the Lead Trustee), and the Chief Executive Officer (on a non-voting basis), interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications and meets the independence standards required by the NYSE as set forth in the Company’s Guidelines on Governance, it will recommend the nomination of the candidate to the Board.

New Trustee since 2014 Annual Meeting of Shareholders

After considering a substantial number of candidates submitted by Trustees, shareholders and others, and comprehensively reviewing these candidates’ abilities and qualifications, at the recommendation of the Corporate Governance Committee, Mr. Sterrett was appointed to the Board in January 2015. As the former Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company, the Board believes he provides valuable knowledge and expertise to the Company.

GOVERNANCE OF THE COMPANY

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the same procedure set forth in the Company’s Bylaws with respect to shareholder nominees.

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record both at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Company’s Board of Trustees if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the close of business on the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2016, the Corporate Secretary must receive the notice after the close of business on November 24, 2015, and prior to the close of business on December 23, 2015.

The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section. The Bylaws are available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).

Biographical Information of Executive Officers

Set forth below are biographies of each of our executive officers as of April 1, 2015.

David J. Neithercut. See “Biographical Information and Qualifications of Trustees”.

Barry S. Altshuler, 56, has been Executive Vice President—Investments of the Company since February 2015. Mr. Altshuler served as the Company’s Senior Vice President – Investments from January 2007 to January 2015, as Vice President of Acquisitions from April 2002 to December 2006 and as Vice President of Asset Management from January 1998 to March 2002. Mr. Altshuler serves on the Executive Committee of the Central City Association of Los Angeles and the University of Florida Real Estate Advisory Board.

Alexander Brackenridge, 51, has been Executive Vice President – Investments of the Company since February 2015. Mr. Brackenridge served as the Company’s Senior Vice President – Investments from May 2002 to January 2015 and has held various acquisitions and asset management positions within the Company since 1993. Mr. Brackenridge serves on the Board of Governors at the Real Estate Board of New York and is a member of the Greater Boston Real Estate Board, the National Multifamily Housing Council (“NMHC”) and the Urban Land Institute (“ULI”). Mr. Brackenridge received an M.B.A. from Yale University.

GOVERNANCE OF THE COMPANY

Alan W. George, 57, has been Executive Vice President and Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002. Mr. George serves on the Executive Committee of NMHC and is also a member of ULI.

Mark J. Parrell, 48, has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and served in various roles in the Company’s finance group since September 1999. Mr. Parrell serves as the Chair of the Finance Committee of NMHC and is a member of ULI. He served as a director of Aviv REIT, Inc. until April 1, 2015, when Aviv merged with Omega Healthcare. Mr. Parrell received a J.D. from Georgetown University Law Center.

John Powers, 67, has been Executive Vice President – Human Resources since December 2005. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

David S. Santee, 56, has been Executive Vice President and Chief Operating Officer of the Company since April 2013. Mr. Santee served as the Company’s Executive Vice President – Operations from January 2007 to April 2013 and as Executive Vice President – Eastern Division from November 1996 to December 2006.

Bruce C. Strohm, 60, has been Executive Vice President and General Counsel of the Company since March 1995 and Corporate Secretary of the Company since March 2011. Mr. Strohm was also Corporate Secretary of the Company from November 1995 to December 2006. Mr. Strohm received a J.D. from Northwestern University Law School.

Mark N. Tennison, 54, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multifamily investment and operating company, from October 1997 through March 2003. He is a member of ULI, NMHC and the National Association of Home Builders.

COMMON SHARE OWNERSHIP

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 23, 2015, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers, and the trustees and all executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the common shares listed. On March 23, 2015, a total of 378,442,753 common share equivalents were outstanding (comprised of common shares, OP Units, restricted shares and restricted units).

	Common Share Equivalents (1)		Options Exercisable in 60 Days		Percent of Common Shares (1)	Percent of Common Share Equivalents (1)
David J. Neithercut	671,779	(2)	1,199,710	(2)	*	*
David S. Santee	112,873		44,292		*	*
Alan W. George	234,240		255,267		*	*
Mark J. Parrell	82,692		106,398		*	*
Bruce C. Strohm	121,509		124,913		*	*
Samuel Zell	8,991,375	(3)	1,535,464		2.84%	2.77%
John W. Alexander	103,295	(4)	45,558		*	*
Charles L. Atwood	45,224		16,348		*	*
Linda Walker Bynoe	14,757		22,593		*	*
Mary Kay Haben	8,273		12,894		*	*
Bradley A. Keywell	12,948		14,316		*	*
John E. Neal	23,143		4,599		*	*
Mark S. Shapiro	7,098		19,154		*	*
Gerald A. Spector	387,861	(5)	118,912	(5)	*	*
Stephen E. Sterrett (6)	1,870		--		*	*
B. Joseph White	53,712		30,662		*	*
Trustees and Executive Officers as a Group	11,012,749		3,961,546		4.01%	3.92%

*	Less than 1%.

(1)	Includes the following number of common shares and OP Units over which the executive officer or trustee disclaims beneficial ownership: Mr. Neithercut (66,098 common shares), Mr. Zell (1,365,786 common shares and 4,462,828 OP Units) and Mr. Spector (60,659 common shares). The total number of common shares and OP Units pledged as security for loans by our trustees as of March 23, 2015 is 1.46% of the Company’s total outstanding number of common share equivalents. None of the Company’s executive officers’ holdings are pledged.

(2)	Includes 2,874 common shares, and 1,064,658 options, beneficially owned by a family limited partnership, of which Mr. Neithercut is the general partner and, as such, may be deemed the beneficial owner.

(3)	Includes 34,975 common shares beneficially owned by a trust of which Mr. Zell is the sole trustee and beneficiary and, as such, may be deemed the beneficial owner. Also includes the following shares over which Mr. Zell has no voting or dispositive power and disclaims beneficial ownership: (i) 600 common shares beneficially owned by a trust of which Mr. Zell’s spouse is the trustee, (ii) 1,206,968 common shares beneficially owned by an entity managed or controlled by Mr. Zell, (iii) 3,738 common shares beneficially owned by trusts for the benefit of Mr. Zell and his family, and (iv) 154,480 common shares beneficially owned by a family foundation of which Mr. Zell is a director. Also includes 4,863,502 OP Units, 4,462,828 of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership. Of the common shares and OP Units shown, 5,477,930 were pledged as security for various loans.

COMMON SHARE OWNERSHIP

(4)	Of the common shares shown, 43,029 were pledged as security for a loan.

(5)	Includes 25,015 common shares and 88,250 options beneficially owned by a family trust, of which Mr. Spector is the sole trustee and, as such, may be deemed the beneficial owner. Also includes 27,500 common shares beneficially owned by a trust for the benefit of Mr. Spector’s family over which Mr. Spector has no voting or dispositive power and disclaims beneficial ownership.

(6)	Mr. Sterrett was appointed to the Board of Trustees on January 27, 2015.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2014.

Name and Address of Owner	Common Shares	Percent of Common Shares
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	45,957,571	12.7%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	31,453,549	8.7%

Cohen & Steers, Inc. (3) 280 Park Avenue, 10th Floor New York, NY 10017	31,033,487	8.6%

(1)	The Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 11, 2015, states that as of December 31, 2014, it has sole power to vote 1,109,188 shares, shared power to vote 292,900 shares, sole power to dispose of 45,039,854 shares and shared power to dispose of 917,717 shares. The Schedule 13G/A filed by Vanguard Specialized Funds - Vanguard REIT Index Fund (the “Vanguard Funds”) on February 6, 2015, states that as of December 31, 2014, it has sole power to vote 25,509,657 shares. Vanguard has previously confirmed that the 25,509,657 shares reported as beneficially owned by the Vanguard Funds as of December 31, 2014 in its Schedule 13G/A are included in the 45,957,571 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.

(2)	The Schedule 13G/A filed by BlackRock, Inc. on January 22, 2015, states that as of December 31, 2014, it has sole power to vote 28,663,914 shares and sole power to dispose of 31,453,549 shares.

(3)	The Schedule 13G/A filed by Cohen & Steers, Inc. on behalf of itself and affiliated entities on February 13, 2015, states that as of December 31, 2014, it has sole power to vote 17,167,663 shares and sole power to dispose of 31,033,487 shares. Such schedule shows that Cohen & Steers, Inc.’s wholly-owned subsidiary, Cohen & Steers Capital Management, Inc., an investment adviser, has sole power to vote 16,871,194 shares and sole power to dispose of 30,528,078 shares. Such schedule also shows that Cohen & Steers UK Limited, an investment adviser, has sole power to vote 296,469 shares and sole power to dispose of 505,409 shares.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

This Compensation Discussion and Analysis reports on the Company’s performance in 2014, the executive compensation earned in light of that performance, and the performance metrics and other relevant factors the Compensation Committee used in making its decisions. This CD&A also describes the significant changes we have made to our 2015 executive compensation program effective as of January 1, 2015 to increase transparency of the program to our shareholders and to more closely align our executives’ long-term equity awards with long-term share performance.

The main objectives of our executive compensation program are:

—	Attracting top management talent and motivating executives to remain at the Company for the long term;
—	Providing incentives for executives to advance our business strategy, achieve superior operating results and drive creation of long-term value; and
—	Linking executive pay with more rigorous performance metrics to align the interests of our executives with the interests of our shareholders, without incentivizing undue risk taking.

2014 Financial Highlights

The Company’s executive compensation is tied to financial and operating performance and is intended to drive long-term increases in shareholder value. 2014 was an excellent year for the Company and one in which it produced some of the strongest financial growth and operational achievements in its history. Highlights include:

—	Achieved Total Shareholder Return of 42.9%.
—	Named one of Fortune Magazine’s World’s Most Admired Companies, with recognition as having the second highest rated Quality of Management of all Real Estate Companies in such list.
—	Produced an increase in Normalized FFO of 11.2% per share.
—	Paid a common share dividend of $2.00 per share, an 8.1% increase over 2013.
—	Produced year-over-year same store revenue growth of 4.3% and expense growth of 1.8%, resulting in an increase to same store net operating income (“NOI”) of 5.6%. This is the fourth consecutive year of 5% or better NOI growth. (1)
—	Balance sheet strength permitted us to become one of the few REITs to issue 30-year debt which was priced at the lowest rate of any REIT at the time of issuance. The Company also received a positive credit outlook from Standard & Poors.
—	Continued to recycle capital out of non-core markets such as Orlando and into our high-density core markets in Southern California, San Francisco and Seattle.
—	Named as the 2014 North American Residential - Large Cap Sector Leader by the Global Real Estate Sustainability Benchmark (“GRESB”) survey, a globally-recognized analysis of the sustainability performance of approximately 650 real estate portfolios worldwide.
—	Strong engagement scores from our employees and high Customer Loyalty Scores from our residents.

(1)	For reconciliations of operating income to same store NOI, along with same store revenue, expense and NOI information, see pages 44 and 45 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

2014: ANOTHER YEAR OF STRONG PERFORMANCE

The following charts demonstrate our performance over the past five years in growing our Normalized FFO per share, operating margins and dividends per share which created substantial long-term shareholder value.

(1)	Normalized FFO starts with FFO (Funds from Operations) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual operating performance. For reconciliations of net income to funds from operations (FFO) and Normalized FFO, see page 61 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. For reconciliations of earnings per share (EPS) to FFO per share and Normalized FFO per share, see the Supplemental Appendix on page 38 of this Proxy Statement.

(2)	Compound Annual Growth Rate (“CAGR”) is the year-over-year growth rate of the metric over the specified time period.

(1)	Operating margin is the ratio (expressed as a percentage) of the Company’s same store portfolio of properties’ net operating income divided by revenue. Net operating income equals rental income less direct property operating expenses (including real estate taxes and insurance) as well as an allocation of indirect property management costs.

COMPENSATION DISCUSSION AND ANALYSIS

The following chart shows the Company’s relative and absolute TSR(1) performance over the past one, three and five year periods. It compares the Company’s TSR versus three key benchmarks, the FTSE NAREIT Equity Apartments Index (“Apartments Index”), the FTSE NAREIT Equity REIT Index (“REIT Index”) and the S&P 500 Index.

(1)	The Company’s “TSR” or “Total Shareholder Return” represents the compounded annual return of an investment in common shares of the Company over the referenced period, expressed as a percentage.

COMPENSATION DISCUSSION AND ANALYSIS

Equity Residential’s 2014 Executive Compensation Program

For 2014, the principal elements of the Company’s executive compensation program were:

—	Annual salary;
—	Short-term incentive in the form of a discretionary, performance based annual cash bonus; and
—	Discretionary, performance based annual long-term incentives, which consist of Share Awards and/or Option Awards (as described in “Long-Term Incentive Compensation” below).

Annual Salary

Annual salaries of executive officers were set at levels competitive with members of the Company’s identified peer group for comparable performance, as defined under “Benchmarking” on page 31. The Compensation Committee reviews base salaries for the executive officers annually and makes adjustments to reflect market conditions and changes in responsibilities.

Annual Cash Bonus

The second element of direct compensation was an annual discretionary, performance based cash bonus which rewards achievement of annual goals and objectives, and offers opportunities for superior pay for superior performance. A cash bonus target amount was established for each executive officer.

Target cash bonus was set at a level that rewarded each executive officer’s performance appropriately and made both the executive’s cash compensation opportunity and total compensation opportunity competitive with members of the Company’s identified peer group, as defined under “Benchmarking” on page 31. For 2014, the target cash bonus for Mr. Neithercut was set by the Compensation Committee at 175% of annual salary, and the target cash bonus for the other named executives was set by Mr. Neithercut, in consultation with the Compensation Committee, at 100% of annual salary. Each executive also had the ability to take any percentage of such annual cash bonus in the form of immediately vested restricted units, using the closing price of the Company’s shares on the day of its annual grants of long term compensation awards as the valuation price of such units.

Long-Term Incentive Compensation

The third element of direct compensation under the 2014 program was a discretionary, performance based long-term incentive compensation grant (“LTC Award”), subject to time based vesting, consisting of Share Awards and/or Option Awards (as described below). The Company believes that equity ownership by our executive officers is the best and most direct way to align their interests with those of our shareholders. As a result, each executive officer’s total annual target compensation package for 2014 included a significant portion of Share Awards and/or Option Awards (64% for Mr. Neithercut and 50% for the other named executive officers). Time-based vesting provisions encourage retention of executives while further aligning the interests of our executives with those of our shareholders.

Target long-term compensation was set at a level to reward each executive’s performance appropriately and make the executive’s compensation opportunity competitive with members of the Company’s identified peer group. For 2014, the Compensation Committee set target long-term incentive compensation for Mr. Neithercut at 175% of target cash compensation (annual salary plus

COMPENSATION DISCUSSION AND ANALYSIS

target cash bonus), and Mr. Neithercut, in consultation with the Compensation Committee, set targets for the other named executive officers at 100% of target cash compensation.

For 2014, each executive officer was given an opportunity to elect to have the long-term compensation issued as Option Awards and/or Share Awards. The number of options was determined by dividing the dollar value of the Option Award by the option value per share (as discussed below). Option Awards vest over three years of continuous employment at a rate of one-third of such award each year, providing further encouragement for the retention of key executives. The number of Share Awards was determined by dividing the dollar value of the award by the closing price of the common shares on the grant date. To encourage retention of key executives, Share Awards do not vest until completion of three years of continuous employment from the grant date, at which time they vest in full. Dividends are paid on Share Awards at the same rate as on unrestricted common shares/OP Units.

The Company followed a detailed procedure for establishing the grant date and valuation for its annual issuance of Share Awards and Option Awards. The Company used the same valuation methodology for the value of each option as it used to determine the accounting expense for Option Awards in accordance with the applicable accounting guidance and used a consistent methodology in its inputs to the Black Scholes model over the past several years. The Board, after reviewing the Compensation Committee’s recommendation, then approved the grant date (which must be on or after the approval date and typically follows the Company’s release of its fourth quarter earnings), the option valuation methodology, the allocation between Share Awards and Option Awards and the dollar amount of Share Awards and Option Awards for all employees.

Assessment of Company and Individual Performance

Performance goals for Mr. Neithercut were developed by the Compensation Committee and for the other executive officers by Mr. Neithercut and approved by the Compensation Committee at the beginning of 2014 in the following three categories: corporate metrics, business unit goals and individual goals. The following relative weightings of 2014 performance goals were approved by the Compensation Committee:

COMPENSATION DISCUSSION AND ANALYSIS

The assessment of each named executive officer’s 2014 performance measured success on the performance goals using a 5-point rating scale with each rating assigned a relative weight against “target” for purposes of determining cash bonus and LTC Award amounts. Each goal was assigned a rating, with each executive officer’s overall performance equal to the weighted average of those ratings. Some goals were rated objectively, while others were rated subjectively. The following guidelines are used in assigning performance ratings:

Rating		% of Target

5	Indicates performance and results that significantly exceeded target expectations. Individual effort demonstrated top level leadership.	200%

4	Indicates performance and results that exceeded most and met all other expectations. Individual effort demonstrated strong leadership.	150%

3	Indicates performance and results that consistently met and occasionally exceeded expectations. Demonstrated effective, goal-oriented leadership.	100%

2	Indicates performance and results that met most but not all expectations. Although effective in some ways, did not perform consistently.	50%

1	Indicates performance and results that failed to consistently meet expectations. Did not perform effectively; requires prompt development.	0%

EVALUATION OF 2014 COMPANY PERFORMANCE

The performance goals and assessment ratings for each named executive officer are shown below.

2014 Corporate Metrics and Results

Total Shareholder Return (“TSR”)

Goal:	The Company’s TSR goal was to achieve positive absolute shareholder returns and short-term and long-term results that would place it at or near the top of an agreed upon peer group of five other large public multifamily REITs with diversified apartment portfolios located in many of the Company’s core markets. The peer group for this metric consisted of Apartment Investment & Management Company, AvalonBay Communities, Inc., Camden Property Trust, Essex Property Trust, Inc., and UDR, Inc.

Performance:	The Company was pleased to deliver an absolute TSR of 42.9% in 2014, with double-digit returns over the prior 3-year, 5-year and 10-year periods. This compared favorably to the 2014 Apartments Index return of 39.6%, the REIT Index return of 30.1%, and the S&P 500 Index return of 13.7%. Despite a very strong absolute TSR in 2014, the Company’s relative return was ranked #3 compared to its peer group in 2014 and prior periods, below the Company’s expectations, and thus merited a rating below target.

Rating:	2 - Below Target

COMPENSATION DISCUSSION AND ANALYSIS

Normalized Funds from Operations (“Normalized FFO”) and Dividend Growth

Goal:	The Company’s Normalized FFO and dividend growth goal was to achieve strong and sustainable growth in Normalized FFO and dividends from year to year while delivering results in line with guidance provided to investors.

Performance:	For 2014, the Company provided original Normalized FFO guidance in February 2014 of $3.03 to $3.13 per share. Normalized FFO per share for 2014 was $3.17 per share, compared to $2.85 per share in 2013, an 11.2% increase over 2013 and 2.9% more than the mid-point of the original 2014 guidance. As the Company’s dividend policy is to pay an annual dividend equal to 65% of our initial annual guidance, the Company’s 2014 dividends were $2.00 per share, an 8.1% increase from the $1.85 paid for 2013.

Rating:	4 - Above Target

Net Asset Value (“NAV”) Growth

Goal:	The Company’s NAV goal was to increase its NAV per share(1) on an annual basis. Management’s decision-making process with respect to where to invest and sell; how to invest (build or buy); how to source the funding (issuance of Company shares, issuance of debt or disposition of assets) to grow the business; and in what product type to invest is crucial in this process.

Performance:	The Company delivered strongly on this goal in 2014, based on both third party public calculations and its own confidential NAV calculations. Because values have increased more in our core markets than in our exit markets, the Company’s NAV has grown significantly as a result of our reallocation of capital and the transformation of our portfolio. Furthermore, based on one leading analyst’s historical estimate of NAV over the past ten years, the Company has consistently been in the top quartile in the apartment sector, representing a very strong track record for long-term NAV creation.

Rating:	4 - Above Target

(1) “NAV per share” is the fair market value of the Company’s assets less its liabilities, divided by its outstanding common share equivalents.

Balance Sheet and Liquidity Management

Goal:	The Company’s goal was to maintain a conservative balance sheet as well as substantial liquidity to protect the long-term financial health of the Company, and to appropriately manage financial risk while retaining ample credit capacity for new investment opportunities. To ensure that short-term improvements in operating or financial performance do not come about as a result of increased balance sheet risk, the Company regularly monitors its credit statistics and liquidity profile.

Performance:	Net debt to Normalized EBITDA(1) improved from 6.8x for 2013 to 6.4x for 2014 and fixed charge coverage improved from 2.9x for 2013 to 3.2x for 2014. Additionally, the Company maintained liquidity in excess of $2 billion. During 2014, the Company also completed a 30-year bond offering with a 4.50% coupon, the lowest 30-year coupon ever by a REIT at that time, which with other refinancing activity for the year extended the weighted average maturities on the Company’s debt from 6.3 to 7.6 years at December 31, 2013 and 2014, respectively. The Company also received a positive credit outlook from Standard & Poors.

Rating:	3 - At Target

(1)    “Normalized EBITDA” starts with EBITDA (earnings before interest, taxes, depreciation and amortization) and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual credit quality. Net debt represents total debt reduced by cash and cash equivalents and mortgage principal reserves/sinking funds. Net debt to Normalized EBITDA is an important metric in evaluating the credit strength of the Company and its ability to service its debt obligations.

COMPENSATION DISCUSSION AND ANALYSIS

General and Administrative Costs (“G&A”)

Goal:	The Company’s 2014 goal was to manage its G&A costs appropriately, particularly as its portfolio changed, thereby increasing its efficiencies by decreasing its G&A costs as a percentage of revenue.

Performance:	In 2014, the Company’s 2014 G&A expense was $51.0 million - only 1.95% of total revenues, the lowest percentage in the last 10 years.

Rating:	3 - At Target

Leadership

Goal:	The Company’s 2014 leadership goals were to: (i) achieve employee engagement of 80%, as measured by an annual employee engagement survey; and (ii) continue an enterprise-wide focus on retaining employees.

Performance:

The Company believes that strong employee engagement helps it achieve all of its operating and financial goals. The employee engagement goal was exceeded as the 2014 employee engagement survey conducted for the Company by a third-party polling firm reflected a score of 83%, compared to 81% in 2013.

The Company also recognizes that employee turnover is very costly, and reduced employee turnover is an important part of strong employee engagement. This goal was achieved with the Company’s 2014 employee retention rate of 74.6%, compared to 76.1% in 2013, even as national unemployment declined throughout the year.

Rating:	4 - Above Target

In the aggregate, the Corporate Metrics for 2014 were assessed at a weighted rating of 3.3, above target, for Mr. Neithercut and the other named executive officers.

2014 Business Unit Goals and Results

Same Store Revenue

Goal:	The Company’s Same Store revenue goal was to deliver market leading same store results in the submarkets in which it operates.

Performance:	The Company had strong Same Store revenue growth in 2014, with an increase of 4.3% over 2013, which was above original guidance of 3.0-4.0% and better on average than the performance of our public competitors. When comparing our revenue results to our public competitors, we take into account differences in submarket concentrations and asset quality as well as the impact that Same Store revenue outperformance or underperformance in prior years had on current year results.

Rating:	3.5 - Above Target

Same Store Expense

Goal:	The Company’s Same Store expense goal was to deliver controllable expense growth of 2.0-3.0%.

Performance:	Same Store expenses grew by only 1.8% in 2014, down from 3.4% growth in 2013 and better than original guidance. Same Store revenue and expense performance resulted in Same Store NOI growth of 5.6% over 2013, also above original guidance of 3.5-4.75%.

Rating:	4 - Above Target

COMPENSATION DISCUSSION AND ANALYSIS

Property Management Costs

Goal:	The Company’s property management costs goal was to reduce direct property management costs, both in absolute terms and on a cost per apartment unit basis.

Performance:	Property management costs (including fee and asset management costs) totaled $85.1 million in 2014, versus $90.8 million in 2013, a 6.3% decrease. Cost per unit managed for 2014 was $766, compared to $768 for 2013, a year-over-year decrease of 0.3%. Property management costs for 2014 was the lowest in the past five years. During that five-year period, property management costs decreased from 4.24% of total revenues to 3.25% of total revenues.

Rating:	3 - At Target

New Store Performance

Goal:	The Company’s performance goal for New Store assets acquired or developed during the year was to exceed the 2014 NOI budget for such assets.

Performance:	The Company’s 2014 New Store portfolio of acquisitions and development properties in lease up was comprised of 5,000 apartment units. Performance was measured by the Company’s actual results relative to budget. For 2014, the NOI for the New Store assets exceeded budget by 4.6%, primarily driven by properties in lease up which exceeded budget by 9.1%.

Rating:	3.6 - Above Target

Capital Allocation

Goal:	The Company’s capital allocation goal was to appropriately manage risk while maximizing returns on invested capital, including by continuing to exit out of non-core markets and reinvesting capital in core markets.

Performance:	As discussed in the “NAV Growth” section above, the Company believes the aggregate value of its assets significantly increased in 2014 due to its strategic decision to invest in targeted coastal, high barrier growth markets, and reduce its exposure in non-core markets. During 2014, the Company continued to recycle capital out of non-core markets such as Orlando and into core markets in Southern California, San Francisco and Seattle. The sale of 10 consolidated apartment properties generated an unlevered IRR, inclusive of management costs, of 8.9%. In addition, the Company completed more than 6,000 apartment unit rehabs at a cost of approximately $51.4 million which it expects will yield double-digit returns. The Company also completed six development assets comprising 1,542 apartment units for an aggregate cost of approximately $491.3 million, substantially on time and within budget, and with a first year yield in excess of 6%.

Rating:	3.5 - Above Target

COMPENSATION DISCUSSION AND ANALYSIS

2014 Individual Goals

Each of the Company’s executive officers was assigned an individual goal for 2014; Mr. Neithercut by the Compensation Committee and the other executives by Mr. Neithercut.

Mr. Neithercut’s individual goal for 2014 was assigned by the Compensation Committee and was rated 4.0, above target, by the Committee. Performance was assessed subjectively by the Committee in consultation with the other independent trustees, considering, among other things, his leadership in the areas of succession management and development of emerging leaders; execution of the Company’s current strategy with an eye on future opportunities; representing the Company and delivering our message to investors, analysts, industry groups and government officials; promoting and personally communicating the Equity culture to employees; and facilitating the achievement of the individual goals of the other executive officers. The Committee also noted that Mr. Neithercut was named the 3rd best CEO of all REITs by Institutional Investor magazine.

The individual goals for the other executives were intended to move the Company and/or the executive’s business unit forward in terms of organizational structure, improve on such practices as collaboration among business units or enterprise-wide thinking, or address developmental needs of individuals or groups within the organization. Each of the other executives received a rating of 3.0, target, on this goal.

Compensation for the Chief Executive Officer in 2014

As Chief Executive Officer and President, Mr. Neithercut was ultimately responsible for achievement of the Corporate Metrics and Business Unit Goals, as detailed in the “Evaluation of 2014 Company Performance” section above, as well as achievement of his Individual Goal (see discussion above). His overall rating of 3.52 resulted in a cash bonus and LTC Award equal to 126% of target. Mr. Neithercut did not receive a salary increase for 2015.

Compensation for the Other Named Executives in 2014

To determine the amounts of cash bonus and LTC Award for the other executive officers, Mr. Neithercut, in consultation with the Compensation Committee, assigned ratings to the corporate metrics shared by all executive officers, and assessed the executives’ performance on their shared and unique business unit goals, and the executives’ performance on their unique individual goals for the year.

David S. Santee. As Executive Vice President and Chief Operating Officer, Mr. Santee oversees the areas of property operations (including property management, facilities services, real estate tax, pricing and product procurement for the Company’s entire portfolio of property assets), information technology, marketing and branding, sales and revenue strategy and the central business group. He also serves on the Company’s Investment Committee, which makes decisions about capital allocation.

For 2014, Mr. Santee’s performance was assessed 25% on the Corporate Metrics, 65% on his Business Units goals which consist of Same Store Revenue growth, Same Store Expense growth, Property Management Costs and New Store Performance, and 10% on his individual goal. Mr. Santee did not receive a salary increase for 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Alan W. George. As Executive Vice President and Chief Investment Officer, Mr. George oversees the areas of acquisitions and dispositions, portfolio management and construction services. In his leadership role on the Company’s Investment Committee, which makes decisions about capital allocation, Mr. George is directly involved in capital decisions.

For 2014, Mr. George’s performance was assessed 25% on the Corporate Metrics, 65% on his Business Unit goals which included Same Store Revenue growth, Property Management Costs, New Store Performance and Capital Allocation, and 10% on his individual goal. Mr. George did not receive a salary increase for 2015.

Mark J. Parrell. As Executive Vice President and Chief Financial Officer, Mr. Parrell manages the Company’s accounting and corporate budgeting functions which include overseeing the preparation of the Company’s financial statements, SEC periodic filings and its corporate budget. He also oversees the Company’s treasury department which sources all of the Company’s debt and equity issuances, and the income tax and investor relations departments. Mr. Parrell also has administrative responsibility for the internal audit function. In addition, he serves on the Company’s Investment Committee, which makes decisions about capital allocation.

For 2014, Mr. Parrell’s performance was assessed 25% on the Corporate Metrics, 65% on his Business Unit goals which consisted of Same Store Revenue growth, Property Management Costs, Capital Allocation, and department objectives regarding effective oversight of the finance department functions described above; and 10% on his individual goal. Mr. Parrell did not receive a salary increase for 2015.

Bruce C. Strohm. As Executive Vice President, General Counsel and Corporate Secretary, Mr. Strohm manages the legal department which provides legal support for all capital market activities, asset acquisitions and dispositions, development activities and property operations; oversees all Company litigation; supervises all insurance placements; and provides valuable advice to the Board and its committees on areas of corporate governance and other related matters.

For 2014, Mr. Strohm’s performance was assessed 25% on the Corporate Metrics, 65% on his Business Unit goals which consisted of Same Store Revenue growth, Property Management Costs and department objectives regarding effective oversight of the foregoing legal responsibilities; and 10% on his individual goal. Mr. Strohm did not receive a salary increase for 2015.

2014 Compensation

The following table discloses the performance goal ratings assigned to each executive for services performed in 2014 and the resulting percentage of target cash bonus and LTC Award awarded to each executive:

Name	Ratings			Weighted Overall Rating	% of Target Achieved
	Corporate	Business Unit	Individual
D. Neithercut	3.3	3.47	4.0	3.52	126%
D. Santee	3.3	3.53	3.0	3.42	121%
A. George	3.3	3.47	3.0	3.38	119%
M. Parrell	3.3	3.20	3.0	3.21	111%
B. Strohm	3.3	3.45	3.0	3.37	119%

COMPENSATION DISCUSSION AND ANALYSIS

In order to provide shareholders with a more complete picture of the executive officers’ compensation, the following table shows each executive’s total compensation for services performed in 2014, which as a group declined 22% from 2013. In accordance with the SEC rules, the “Summary Compensation Table” on page 40 discloses the grant date value of equity awards granted in the listed years, even though such awards were for service in prior years. In contrast, this table shows the grant date value of such awards for services performed during 2014.

Name	Salary	Performance Bonus	Grant Date Value of Share/Option Awards	2014 Total Compensation	Change from 2013	2013 Total Compensation
D. Neithercut	$900,000	$1,984,500	$5,457,375	$8,341,875	(14%)	$9,688,125
D. Santee	600,000	726,000	1,452,000	2,778,000	(32%)	4,062,000
A. George	600,000	714,000	1,428,000	2,742,000	(30%)	3,918,000
M. Parrell	600,000	663,000	1,326,000	2,589,000	(25%)	3,462,500
B. Strohm	500,000	592,500	1,185,000	2,277,500	(23%)	2,962,500

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged an independent consultant, FPL Associates, L.P. (“FPL”), a nationally recognized compensation consultant, to conduct an analysis that benchmarked the Company’s executive compensation against a peer group of other large REITs. The Compensation Committee used this information as context for decisions about compensation practices and about pay levels for the executive officers.

PEER GROUP
1. Simon Property Group, Inc.

The 2014 peer group consisted of 15 other public REITs across a variety of asset classes (i.e., multifamily, office, industrial, hotel, retail, self-storage, health care, specialty and diversified) that were of the largest size (by total market capitalization) within the public real estate industry, each with a minimum level capitalization of $10 billion. The REITs included in this peer group are shown as ranked by the total capitalization used in the FPL analysis.

2. American Tower Corporation
3. General Growth Properties, Inc.
Equity Residential
4. Public Storage
5. Vornado Realty Trust
6. Boston Properties, Inc.
7. ProLogis
8. Health Care REIT, Inc.
9. Ventas, Inc.
10. HCP, Inc.
11. AvalonBay Communities, Inc.
12. Host Hotels & Resorts, Inc.
13. SL Green Realty Corp.
14. Macerich Company
15. Kimco Realty Corporation

COMPENSATION DISCUSSION AND ANALYSIS

FPL compared the individual components and total compensation of the Company’s executives to the fiscal year 2013 compensation of executives in comparable positions within the peer group. The tables provided to the Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices, and then displayed each of the executive’s compensation as a percentage of the variance from the market median and 75th percentile. FPL found that total compensation for the Company’s executive officers placed it 19% below the median for the peer group.

FPL also analyzed the level of compensation provided to the Company’s named executive officers on a single year basis as it related to both total capitalization and market capitalization (at December 31, 2013), finding that the Company ranked at the 79th percentile (4th largest) in market and total capitalization, but at only the 22nd percentile (5th lowest) in total compensation.

To maintain the independence of the firm’s advice, FPL does not provide any services for the Company other than those described here and in the “2015 Changes to the Executive Compensation Program” section below. In 2014, the Compensation Committee conducted a conflict of interest assessment, and no conflict of interest on the part of FPL was identified.

2015 Changes to the Executive Compensation Program

At the Company’s 2014 Annual Meeting of Shareholders, approximately 60% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. While the vote reflected continued support of the Company’s executive compensation program, this level of support was a decline from the prior years’ advisory votes. In 2014 and 2015, management discussed the Company’s executive compensation program with most of its largest shareholders. The Compensation Committee also engaged FPL to assist it in reviewing and revising its executive compensation program.

After carefully considering shareholder feedback, FPL’s recommendations about recent market trends in executive compensation, as well as the views of proxy advisory firms, the Compensation Committee adopted a new executive compensation program for 2015, which it believes is both responsive to the foregoing and designed in the best interests of the Company and its shareholders.

The Company’s new executive compensation program, which is based on a strong performance oriented compensation philosophy, increases transparency around the compensation process and emphasizes performance based incentive compensation over fixed cash compensation so that all the executives’ total direct compensation, other than base salary, is variable and not guaranteed. It further emphasizes pay for performance by strengthening the alignment between executive compensation and performance measured by pre-established goals with primarily objective quantitative performance metrics that align with the Company’s business strategy and the long-term interests of its shareholders, but does not incentivize undue risk taking.

COMPENSATION DISCUSSION AND ANALYSIS

The following chart summarizes the major changes made to the Company’s 2015 Executive Compensation Program:

WHAT WE HEARD	WHAT WE DID
The Company should have separate plans that measure short-term and long-term performance.	Bifurcated the incentive program to measure short-term performance with the Annual Incentive Plan and long-term performance with the new Long-Term Incentive Plan (“LTI Plan”), thus differentiating short-term results from long-term sustained performance.

The Company’s Annual Incentive Plan should have a higher degree of emphasis on objective performance and evaluation.	100% of potential awards under the Annual Incentive Plan are performance based and determined primarily by pre-established performance goals tied directly to objective quantitative performance metrics.

The Company does not provide adequate disclosure regarding its pre-established performance targets and potential payouts.	Agreed to provide greater disclosure about the Company’s pre-established performance goals, results and both potential and actual compensation achievement.

The majority of the executives’ equity awards should be dependent on pre-established objective performance goals measured over a multi-year period, with an emphasis on performance relative to its peers.	100% of potential equity awards issued under the LTI Plan are performance based using pre-established objective performance goals and potential payouts determined by the Company’s relative (75%) and absolute (25%) TSR over a forward-looking three year performance period.

EQUITY RESIDENTIAL’S 2015 EXECUTIVE COMPENSATION PROGRAM

Effective January 1, 2015, the principal elements of the Company’s new executive compensation program are:

—	Annual salary;
—	Annual Incentive Plan, which allows the executive to earn from 0% to 200% of target compensation, by performance against pre-established annual goals (60% of which are objective financial metrics). To further align the interests of our executives with the interests of our shareholders and to encourage our executives to maintain a long-term focus for the Company, one-half of this compensation component will be paid in the form of time-based vesting equity comprised of Share Awards and/or Option Awards and the balance will be paid in cash; and
—	Long-Term Incentive Plan (“LTI Plan”) which allows the executive to earn from 0% to 200% of the target number of performance share awards based on the Company’s relative and absolute Total Shareholder Return over a three year performance period compared to pre-established quantitative performance metrics.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of 2015 Executive Compensation Program

Annual Salary

Annual salaries of executive officers are set at levels competitive with other large companies engaged in the real estate industry with which the Company competes for executive talent. The Compensation Committee reviews base salaries for the executive officers annually and makes adjustments to reflect market conditions and changes in responsibilities.

Annual Incentive Plan

The second element of the 2015 Executive Compensation Program is an Annual Incentive Plan with payouts determined at the end of the year by performance against pre-defined and pre-weighted annual goals, established by the Compensation Committee. The Annual Incentive Plan rewards achievement of these goals based on the Compensation Committee’s quantitative and qualitative assessment of the executives’ contributions to that performance. To further align the interests of our executives with those of shareholders, half of the annual incentive amount earned will be paid in time-based equity grants of Share Awards and/or Share Options. The other half of the annual incentive amount earned will be paid as a cash bonus. Share Awards will cliff vest, in full, on the three-year anniversary of the grant date and Share Options with vest over three years at the rate of one-third of such award each year, all subject to continuous employment and other normal retirement provisions. Each executive also has the ability to take any percentage of the annual cash bonus in the form of immediately vested restricted units, using the closing price of the Company’s shares on the day of its annual grant of long term compensation awards as the valuation price of such units.

2015 Annual Incentive Plan Performance Goals

The Compensation Committee has established forward-looking Annual Incentive Plan Performance Goals - corporate, business unit and individual - with the following relative weightings for 2015:

Performance against each goal will be assessed against Threshold, Target and Maximum performance levels, equating to payouts at 50%, 100% and 200%, respectively, and each goal is assigned a weighting relative to the other annual goals. Results between Threshold and Target or

COMPENSATION DISCUSSION AND ANALYSIS

between Target and Maximum are based on interpolation. Performance below Threshold earns 0%. The total annual incentive earned by an executive is the sum of the weighted annual incentive amounts earned with respect to each goal.

The 2015 Corporate Goals, which will be disclosed in greater detail in the Company’s 2016 Proxy Statement, consist of the following goals tied to objective financial and leadership metrics:

	Corporate Goal Weightings
	CEO	Other Executives
Annual growth in Normalized Funds from Operations	25%	20%
Growth in Same Store Net Operating Income	25%	20%
Leadership/Employee Engagement	15%	10%
G&A and Property Management Costs	10%	10%

Total:	75%	60%

The 2015 Corporate Goals constitute a much higher percentage of each executive’s total goals than in 2014. Mr. Neithercut’s 2015 Corporate Goals constitute 75% of his total goals, a substantial increase from 50% in 2014. The percentage of these Corporate Goals for the other named executive officers increased to 60% in 2015, from 25% in 2014.

Each executive will also have Business Unit goals similar to the goals in 2014. Business unit goals may be shared or unique to each executive, depending on areas of responsibility. They are pre-established, with some measured objectively and others subjectively.

Each of the Company’s executive officers was assigned an individual goal for 2015; Mr. Neithercut by the Compensation Committee and the other executives by Mr. Neithercut and approved by the Compensation Committee. Individual goals are assessed subjectively but are intended to move the Company and/or business unit forward in terms of organizational structure, improve on such practices as collaboration among business units and enterprise-wide thinking, provide for appropriate leadership and succession management, or otherwise address developmental needs of individuals or groups within the organization.

Long-Term Incentive Plan

The third component of the 2015 Executive Compensation Program is the LTI Plan which allows the executive to earn from 0% to 200% of the target number of performance share awards, payable in the form of restricted shares and/or restricted units, as determined by the Company’s relative and absolute Total Shareholder Return over a forward-looking three year performance period compared to pre-established quantitative performance metrics. This aligns the interests of our executives with the interests of our shareholders. LTI Plan performance shares that are earned by TSR results, as described above, cliff vest, in full, on the three-year anniversary of the grant date, subject to continuous employment and other normal retirement provisions. The first awards were granted to executives in February 2015, at the target dollar amounts shown on page 37, covering the three-year performance period from January 1, 2015 through December 31, 2017, with the following pre-established quantitative performance metrics and potential payout levels:

COMPENSATION DISCUSSION AND ANALYSIS

		Performance Level (1)
% of Award	Metric	Threshold	Target	Maximum
50%	Percentile ranking of Company relative to companies in the Apartment Index	25%	50%	80%
25%	Percentile ranking of Company relative to companies in the REIT Index	25%	50%	80%
25%	Absolute Company TSR (2)	4%	8%	12%

(1)	Performance results with respect to each metric at Threshold, Target and Maximum equate to payouts of 50%, 100% and 200%, respectively. Results between Threshold and Target or between Target and Maximum are based on interpolation. Performance below Threshold earns 0%.

(2)	Company TSR represents the compounded annual return of an investment in common shares of the Company over the performance period.

The Compensation Committee, as promptly as practicable following the conclusion of the performance period, shall determine the performance of the Company’s TSR over the performance period and resulting payout of performance shares compared against the performance metrics established for the period. If a Change in Control (as defined in the “Change in Control/Severance Agreements” section below) occurs at any time prior to the end of the performance period, the award shall fully vest on the date of the Change in Control, and the award shall be valued as though the performance period had ended on the date of the Change in Control.

2015 Target Compensation/Pay Mix

The Compensation Committee believes that as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on the Company’s performance should also increase. Accordingly, in 2015, a significant portion of our executive officers’ total compensation will be determined on the basis of performance with respect to pre-established quantitative performance metrics.

COMPENSATION DISCUSSION AND ANALYSIS

To assist our shareholders in evaluating our 2015 executive compensation program, although not required by SEC rules, the Company is disclosing the following 2015 target compensation and compensation mix for our named executive officers:

		Annual Incentive Plan		LTI Plan
Name	Salary	Performance Bonus (1)	Performance Time-Based Equity (1) (2)	Performance Shares (1) (3)	Total Target Compensation
D. Neithercut	$900,000	$1,800,000	$1,800,000	$3,600,000	$8,100,000
D. Santee	600,000	600,000	600,000	1,200,000	3,000,000
A. George	600,000	600,000	600,000	1,200,000	3,000,000
M. Parrell	600,000	600,000	600,000	1,200,000	3,000,000
B. Strohm	500,000	500,000	500,000	1,000,000	2,500,000

(1)	Amounts shown reflect a 100% payout resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, depending on performance results.

(2)	Equity awards are performance based annual long-term incentive grants consisting of Share Awards and/or Option Awards which remain subject to time-based vesting.

(3)	Performance share awards were made under the Company’s LTI Plan on February 5, 2015 for the three year performance period from January 1, 2015 to December 31, 2017.

As shown below, in furtherance of the Company’s objective to increase the percentage of its executives’ performance based compensation, 89% of Mr. Neithercut’s targeted 2015 compensation and 80% of the other executives’ targeted 2015 compensation is performance based. Furthermore, 45% of Mr. Neithercut’s target compensation and 40% of the other executives’ target compensation is comprised of performance shares under the LTI Plan and dependent on the Company’s relative and absolute TSR over a forward-looking three year performance period.

CEO 2015 PAY MIX	OTHER EXECUTIVES’ 2015 PAY MIX

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Clawback Policy

Under Section 304 of the Sarbanes-Oxley Act, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document, and (2) any profits realized from the sale of its securities during those 12 months.

Tax Deductibility of Compensation

If applicable, Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), would limit the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan which is performance based, non-discretionary and has been approved by the Company’s shareholders. The Company believes that because it qualifies as a real estate investment trust under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Supplemental Appendix

The following table shows the reconciliation of earnings per share (EPS) computed in accordance with generally accepted accounting principles (GAAP) to funds from operations (FFO) per share and Normalized FFO per share (as shown on page 21) for each of the five years ended December 31, 2014. All data shown is on a per share diluted basis.

COMPENSATION DISCUSSION AND ANALYSIS

	Year ended December 31,
Description	2010	2011	2012	2013	2014
Earnings per share	$0.95	$2.95	$2.70	$5.16	$1.73
Depreciation expense	2.21	2.10	2.12	2.71	2.00
Net gain on sales	(1.08)	(2.64)	(1.71)	(5.49)	(0.58)
Loss from continuing operations adjustments	(0.01)	--	--	(0.03)	--

FFO per share	$2.07	$2.41	$3.11	$2.35	$3.15
Asset impairment and valuation allowances	0.15	--	--	--	--
Property acquisition costs and write-off of pursuit costs	0.04	0.04	0.06	0.22	0.02
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	0.03	0.04	0.05	0.33	--
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	--	(0.02)	--	(0.05)	--
Other miscellaneous non-comparable items	(0.02)	(0.04)	(0.46)	--	--

Normalized FFO per share	$2.27	$2.43	$2.76	$2.85	$3.17

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis provided above with the Company’s management. Based on this review and discussion, we recommended to the Board this Analysis be included in this Proxy Statement.

Compensation Committee:

John W. Alexander, Chair

Mary Kay Haben

Bradley A. Keywell

Mark S. Shapiro

B. Joseph White

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our named executive officers during the years shown.

SUMMARY COMPENSATION TABLE

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation

David J. Neithercut
Chief Executive Officer & President
2014	$900,000	$4,183,417	$1,061,185	$1,984,500	$10,581	$8,139,683
2013	900,000	5,422,232	1,140,744	1,543,500	10,049	9,016,525
2012	800,000	2,009,157	2,009,197	1,544,400	9,865	6,372,619

David S. Santee
Executive Vice President & Chief Operating Officer
2014	600,000	1,980,923	327,052	726,000	7,800	3,641,775
2013	600,000	1,362,437	287,513	654,000	7,650	2,911,600
2012	500,000	517,668	517,703	575,000	13,734	2,124,105

Alan W. George
Executive Vice President & Chief Investment Officer
2014	600,000	1,408,950	303,003	714,000	15,769	3,041,722
2013	600,000	1,967,427	322,533	606,000	15,561	3,511,521
2012	600,000	613,586	613,599	645,000	15,794	2,487,979

Mark J. Parrell
Executive Vice President & Chief Financial Officer
2014	600,000	1,231,208	243,750	663,000	7,800	2,745,758
2013	500,000	1,779,943	260,021	487,500	12,450	3,039,914
2012	500,000	482,964	483,031	520,000	7,500	1,993,495

Bruce C. Strohm (4)
Executive Vice President & General Counsel
2014	500,000	981,227	243,750	592,500	10,548	2,328,025
2013	500,000	1,451,957	234,030	487,500	10,056	2,683,543

(1)	The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted during the listed years for services performed in the prior year. Accordingly, the amounts listed for 2014, 2013, and 2012 are for services performed in 2013, 2012 and 2011, respectively. The amounts listed for 2014 include both the February 2014 normal grant of Share Awards and Option Awards and a supplemental grant of Share Awards related to the Archstone transaction. Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2014, 2013 and 2012.

(2)	Represents discretionary performance bonuses paid by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2014, 2013, and 2012 consist of performance bonuses paid in February 2015, 2014 and 2013, respectively. In 2014, officers were offered the opportunity to elect to receive a portion or all of their performance bonus in restricted units as an alternative to cash. All of the performance bonuses listed for 2014 were paid in cash, except for performance bonuses for Mr. Neithercut, Mr. George and Mr. Strohm, which were paid in the form of fully vested restricted units, based on the closing price of the common shares on February 5, 2015, the day of the Company’s annual grant of long-term compensation awards.

EXECUTIVE COMPENSATION

(3)	Represents other benefits provided to the named executive officers, including Company matching and contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

(4)	Mr. Strohm was not one of the Company’s highest compensated executives in 2012.

GRANTS OF PLAN-BASED AWARDS

The following table shows the number of Share Awards and Share Options granted the named executive officers in the calendar year 2014.

Name	Grant Date (1)	Number of Share Awards Granted	Number of Share Options Granted	Exercise Price Per Share Option	Grant Date Fair Value of Awards (1)
D. Neithercut	2/6/2014	74,069	116,358	$56.48	$5,244,602
D. Santee	2/6/2014	35,073	35,861	56.48	2,307,975
A. George	2/6/2014	24,946	33,224	56.48	1,711,953
M. Parrell	2/6/2014	21,799	26,727	56.48	1,474,958
B. Strohm	2/6/2014	17,373	26,727	56.48	1,224,977

(1)	Represents the February 6, 2014 grant of Share Awards and Share Options for services performed in 2013 and for services related to the Archstone transaction which were approved by the Board on January 28, 2014. The number of Share Awards, which vest in full on the third anniversary of the grant date, was calculated based on the closing price of the common shares on the grant date of $56.48. The Share Options were granted at an exercise price equal to the closing price of the common shares on the grant date and vest in equal installments over three years. See footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2014 for a discussion of the assumptions used in calculating grant date fair value.

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards				Share Awards
	Number of Unexercised Option Awards		Option Award Exercise Price	Option Award Expiration Date (1)	Number of Unvested Share Awards	Market Value of Unvested Share Awards (2)
Name	Exercisable	Unexercisable
D. Neithercut	40,859	--	$53.50	02/08/2017	--	--
	125,309	--	38.57	02/07/2018	--	--
	340,238	--	23.07	02/06/2019	--	--
	201,382	--	32.97	02/05/2020	--	--
	171,250	--	53.71	02/07/2021	--	--
	--	435,078	53.13	09/23/2021	61,170	$4,394,453
	156,846	78,423	60.25	02/03/2022	33,347	2,395,648
	48,133	96,265	54.82	02/07/2023	62,427	4,484,756
	--	--	56.39	03/14/2023	35,467	2,547,949
	--	116,358	56.48	02/06/2024	74,069	5,321,117

Total:	1,084,017	726,124			266,480	$19,143,923

D. Santee	--	20,207	$60.25	02/03/2022	8,592	$617,249
	--	24,262	54.82	02/07/2023	15,733	1,130,259
	--	--	56.39	03/14/2023	8,866	636,934
	--	35,861	56.48	02/06/2024	35,073	2,519,644

Total:	0	80,330			68,264	$4,904,086

A. George	8,392	--	$23.07	02/06/2019	--	--
	73,588	--	32.97	02/05/2020	--	--
	63,144	--	53.71	02/07/2021	--	--
	47,900	23,950	60.25	02/03/2022	10,184	$731,618
	13,609	27,218	54.82	02/07/2023	17,648	1,267,832
	--	--	56.39	03/14/2023	17,733	1,273,939
	--	33,224	56.48	02/06/2024	24,946	1,792,121

Total:	206,633	84,392			70,511	$5,065,510

M. Parrell	18,985	--	$53.71	02/07/2021	--	--
	37,707	18,854	60.25	02/03/2022	8,016	$575,869
	10,972	21,942	54.82	02/07/2023	14,228	1,022,140
	--	--	56.39	03/14/2023	17,733	1,273,939
	--	26,727	56.48	02/06/2024	21,799	1,566,040

Total:	67,664	67,523			61,776	$4,437,988

B. Strohm	10,767	--	$32.97	02/05/2020	--	--
	46,915	--	53.71	02/07/2021	--	--
	32,893	16,446	60.25	02/03/2022	6,992	$502,305
	9,875	19,749	54.82	02/07/2023	12,805	919,911
	--	--	56.39	03/14/2023	13,300	955,472
	--	26,727	56.48	02/06/2024	17,373	1,248,077

Total:	100,450	62,922			50,470	$3,625,765

(1)	All Share Options, which were granted ten years prior to the stated expiration date, vest in equal installments over three years, other than the Share Options granted to Mr. Neithercut on September 23, 2011 which vest in full on February 1, 2016, provided Mr. Neithercut does not voluntarily leave the Company or is not terminated by the Company for cause prior to that date, or earlier upon his death, disability, or a change in control of the Company. In addition, in the event of the termination by the Company of Mr. Neithercut’s employment, other than for cause and the aforementioned events, the award would vest pro-rata.

EXECUTIVE COMPENSATION

(2)	The dollar amount shown equals the number of outstanding Share Awards at December 31, 2014 multiplied by $71.84, the fair market value of the common shares at December 31, 2014. Share Awards vest in full on the third anniversary of the grant date, other than the Share Awards granted to Mr. Neithercut on September 23, 2011 in connection with a retention award that vest as described in footnote (1) above.

OPTION EXERCISES AND SHARES VESTED DURING 2014

The following table shows the value realized by the named executives upon exercise of Option Awards and the vesting of Share Awards during 2014.

	Option Awards		Share Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Share Awards Acquired on Vesting	Value Realized on Vesting
D. Neithercut	175,003	$3,537,207	26,655	$1,515,870
D. Santee	102,790	1,331,320	7,819	444,667
A. George	168,135	6,337,407	9,827	558,861
M. Parrell	85,886	2,354,084	7,624	433,577
B. Strohm	95,298	2,880,316	7,301	415,208

(1)	Reflects the vesting of Share Awards granted in 2011 for services performed in 2010. Mr. Parrell deferred 3,812 of his vested shares to the Company’s Deferred Compensation Plan, which plan is described in the Nonqualified Deferred Compensation table below.

PENSION BENEFITS

The Company does not have a pension plan for its executive officers and therefore, there are no pension benefits to disclose.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan during 2014. As the Company does not make contributions to the Plan and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or vested Share Awards for prior years and the earnings on those amounts.

Name	Executive Contributions in 2014	Company Contributions in 2014	Earnings in 2014	Withdrawals in 2014	Balance at December 31, 2014
D. Neithercut	--	--	$1,125,446	--	$19,997,743
D. Santee (1)	$91,400	--	154,889	--	2,012,374
A. George	--	--	1,120,956	--	15,656,740
M. Parrell (1)	314,288	--	471,942	--	3,377,341
B. Strohm	--	--	630,875	--	9,521,619

(1)	All of Mr. Santee’s contribution and $97,500 of Mr. Parrell’s contribution is also included in the Summary Compensation Table for their respective salary and/or bonus for 2014. For Mr. Parrell, the amount shown in the balance column includes the following amounts previously reported as annual salary in the Summary Compensation Table: $25,962 paid in 2013 and $24,712 paid in 2012.

EXECUTIVE COMPENSATION

The Plan allows all Company employees with annual total cash compensation of $115,000 or above to defer receipt of up to 25% of their base salary and up to 100% of their annual cash bonus and Share Awards upon vesting. Effective January 1, 2012, Plan participants are no longer allowed to elect deferral of future grants of Share Awards to the Plan. Any deferred compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in a limited number of independent mutual funds. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death or change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF

EMPLOYMENT, RETIREMENT OR CHANGE IN CONTROL

Change in Control/Severance Agreements

The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers that entitle the executive officers to receive certain severance payments upon the occurrence of both a Change in Control and termination of an executive officer following a Change in Control. The Company adopted the CIC Agreements to help ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A “Change in Control” will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following the effective date of the Change in Control, he will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a multiple (2.25 for Mr. Neithercut, Mr. George, Mr. Parrell and Mr. Strohm and 2.0 for Mr. Santee) of the executive’s annual base salary plus the average of the executive’s annual bonus for the last three calendar years. In addition, all Option Awards and Share Awards would immediately vest upon a Change in Control. The executive is also entitled to continued medical, dental, life and disability benefits for 2.25 years (2.0 years for Mr. Santee). If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. The Company will not enter into any new agreements with its executive officers that include new excise tax gross-up provisions with respect to payments contingent upon a Change in Control.

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s

EXECUTIVE COMPENSATION

insolvency, or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

The following table discloses the potential severance benefits that would be provided by the Company to each named executive officer under the Company’s contractual obligations in the event of the various termination of employment and retirement scenarios described below or a Change in Control of the Company on December 31, 2014.

Event	D. Neithercut	D. Santee	A. George	M. Parrell	B. Strohm
Change in Control with termination without Cause:
• Cash Severance (1)	$5,323,190	$2,364,458	$2,730,038	$2,452,125	$2,172,656
• Accrued Bonus and LTC (2)	5,906,250	1,800,000	1,800,000	1,800,000	1,500,000
• Health Care Benefits (3)	37,669	47,979	54,040	51,097	40,506
• Excise Tax Gross-Up (4)	6,237,473	--	--	2,163,448	--
Total:	$17,504,582	$4,212,437	$4,584,078	$6,466,670	$3,713,162
Change in Control without termination; Death or Disability; Voluntary Resignation or Retirement; Termination for Cause:
• Cash Severance	--	--	--	--	--
• Accrued Bonus and LTC	--	--	--	--	--
• Health Care Benefits	--	--	--	--	--
• Excise Tax Gross-Up	--	--	--	--	--
Total:	--	--	--	--	--

(1)	The cash severance due each named executive is 2.25 times (2.0 times for Mr. Santee) the multiple of base salary and average bonus paid in the last three calendar years.

(2)	Represents the target cash bonus and the target long-term incentive compensation grant of Share Awards and Option Awards for the year of termination.

(3)	Represents the cost of the continuation of health care benefits for the applicable time periods described above in “Change of Control/Severance Agreements.” For Mr. Neithercut, Mr. Santee, Mr. George and Mr. Strohm, who are eligible for retirement under the Rule of 70 (defined below), these amounts do not include the additional health benefits described below in “Other Retirement Agreements.”

(4)	Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain change in control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s form W-2 compensation. The Company has agreed to reimburse the executives pursuant to the Change in Control/Severance Agreements described above for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes.

EXECUTIVE COMPENSATION

Pursuant to the Company’s Share Incentive Plans, upon a Change in Control of the Company or upon the employee’s death or disability, all of the Company’s employees receive accelerated vesting of unvested Option Awards and outstanding Share Awards. The following table discloses the value of the accelerated vesting of equity awards for each of the named executive officers assuming a Change in Control, death or disability as of December 31, 2014.

Event	D. Neithercut	D. Santee	A. George	M. Parrell	B. Strohm
Change in Control; Death or Disability:
• Unvested equity awards (1) (2)	$31,618,844	$6,102,049	$6,316,662	$5,440,485	$4,563,029

(1)	The dollar amount shown equals: (i) the number of outstanding unvested Share Awards at December 31, 2014 multiplied by $71.84, the fair market value of the common shares as of that date; and (ii) the in-the-money value of unvested Option Awards at December 31, 2014 ($71.84 less the exercise price of in-the-money Option Awards).

(2)	As each of the named executive officers, other than Mr. Parrell, has continued vesting rights in all unvested equity awards pursuant to the retirement policies described below in “Retirement/Rule of 70”, the accelerated vesting of such awards does not convey an additional material benefit to any officers, other than Mr. Parrell.

Amounts Not Shown in Tables

The following benefits apply generally to all similarly situated employees and are not included in the above tables:

—	Distributions of plan balances under the Company’s deferred compensation plan as shown in the Nonqualified Deferred Compensation table; and

—	Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Retirement/Rule of 70

The Company’s Share Incentive Plans provide for certain benefits upon retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement generally will mean the termination of employment (other than for cause): (i) on or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement generally will mean the termination of employment (other than for cause) after meeting the requirements of the Rule of 70.

EXECUTIVE COMPENSATION

The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. Mr. Neithercut, Mr. Santee, Mr. George and Mr. Strohm are currently eligible for retirement under the Rule of 70.

For employees hired prior to January 1, 2009 who retire at or after age 62 or for trustees who retire at or after age 72, such employee’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon such retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of the Company or the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

Other Retirement Agreements

Mr. Neithercut, Mr. George and Mr. Strohm each entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. Upon the executive’s death or qualified retirement, the executive will be fully vested in the policy and the Company will release its collateral assignment of such policy, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.

The Company also entered into Executive Retirement Benefits Agreements with Mr. Neithercut, Mr. George and Mr. Strohm in February 2001. Upon the executive’s qualified retirement, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as any regular active employee.

TRUSTEE COMPENSATION

TRUSTEE COMPENSATION

Effective June 2014, the compensation of the Company’s Trustees (excluding Mr. Zell and Mr. Neithercut) consisted of an annual cash retainer and restricted shares and options with values as follows:

Fees
Annual Retainer
Cash	$60,000
Equity (restricted shares and options)	120,000
Total:	$180,000

Other Compensation
Lead Trustee	$30,000
Audit – Chair	20,000
Compensation – Chair	20,000
Governance – Chair	15,000
Audit – Member	10,000
Compensation – Member	10,000
Governance – Member	7,500
Executive – Member	4,000

Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses.

Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. Trustees are eligible to purchase shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the discounted purchase price under the plan not to exceed $100,000 per year. Non-employee trustees do not participate in the Company’s 401(k) Plan and do not receive any matching contributions on any trustee compensation.

TRUSTEE COMPENSATION

The following table shows the compensation paid to our Trustees for their service on the Board during 2014.

Name	Annual Cash Fees	Share Awards (1)	Option Awards (1)	Total
Samuel Zell, Chairman (2)	$ --	$2,437,451	$812,546	$3,249,997
Gerald A. Spector, Vice Chairman (3)	69,104	59,964	60,035	189,103
Charles L. Atwood, Lead Trustee	109,933	59,964	60,035	229,932
David Neithercut	--	--	--	--
John W. Alexander	92,798	89,976	30,023	212,797
Linda Walker Bynoe	69,104	89,976	30,023	189,103
Mary Kay Haben	75,037	89,976	30,023	195,036
Bradley A. Keywell	68,209	89,976	30,023	188,208
John E. Neal	93,104	89,976	30,023	213,103
Mark S. Shapiro	75,933	59,964	60,035	195,932
Stephen E. Sterrett (4)	--	--	--	--
B. Joseph White	90,037	89,976	30,023	210,036

(1)	For service provided by the Board from the June 2014 Annual Meeting of Shareholders to the June 2015 Annual Meeting of Shareholders, each trustee (with the exception of Mr. Zell and Mr. Neithercut) received an annual long-term compensation grant of $120,000 on June 12, 2014, which was allocated at the election of the trustee to either 50% to Option Awards and 50% to Share Awards or 25% to Option Awards and 75% to Share Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term compensation grants to the Company’s executive officers. Our employee trustee, Mr. Neithercut, received no additional compensation for his service as a Trustee during 2014. All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date. Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement/Rule of 70” discussion in Executive Compensation. Generally, retirement means termination of service on the Board (other than for cause) on or after age 72.

The dollar value of the Share Awards was calculated based on the closing price of the common shares on the grant date of $61.25 and the Option Awards were granted at an exercise price equal to the closing price of the common shares on the grant date of $61.25. The grant date fair value of $10.87 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 26.82%, a risk-free interest rate of 1.70%, and a dividend yield of 3.18%.

(2)	For his services performed in 2013 as Chairman of the Board, Mr. Zell received a long-term compensation grant of $3,249,997 on February 6, 2014, which was allocated 75% to Share Awards and 25% to Option Awards utilizing the same valuation criteria approved by the Board for the annual long-term compensation grants to the Company’s executive officers. Accordingly, Mr. Zell received 43,156 Share Awards valued at $2,437,451 ($56.48 per share) and 89,095 Option Awards valued at $812,546 ($9.12 per option). The Share Awards were granted at a share price equal to the closing price of the common shares on February 6, 2014 and vest in full on the third anniversary of the grant. The Option Awards were granted at an exercise price equal to the closing price of the common shares on February 6, 2014 ($56.48) and vest in equal installments over a three-year period. The grant date fair value of the Option Awards is described in footnote 1 of the Grants of Plan-Based Awards Table.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments, assuming the termination of Mr. Zell’s employment as of December 31, 2014, is $5,509,494.

(3)	The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s ten annual installments commenced on January 1, 2009 with an annual payment of $643,887. The present value estimate of these payments as of December 31, 2014 is $1,668,024.

(4)	As Mr. Sterrett was not appointed to the Board until January 2015, he received no compensation in 2014.

AUDIT COMMITTEE REPORT

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee Trustee at December 31, 2014.

Name	Unvested Share Awards	Unvested Option Awards	Vested Option Awards
Samuel Zell	132,322	221,092	1,715,822
Gerald A. Spector	979	5,523	118,912
Charles L. Atwood	979	5,523	16,348
John W. Alexander	1,469	2,762	45,558
Linda Walker Bynoe	1,469	2,762	22,593
Mary Kay Haben	1,469	2,762	12,894
Bradley A. Keywell	1,469	2,762	14,316
John E. Neal	1,469	2,762	10,669
Mark S. Shapiro	979	5,523	19,154
B. Joseph White	1,469	2,762	30,662

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2014, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2014, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Charles L. Atwood

Linda Walker Bynoe

Gerald A. Spector

Stephen E. Sterrett

SHAREHOLDER VOTING

MATTERS FOR SHAREHOLDER VOTING

PROPOSAL 1

ELECTION OF TRUSTEES

Introduction

At the Annual Meeting, shareholders will be asked to elect twelve trustees to serve until the 2016 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Company’s Board of Trustees has nominated all the Company’s current trustees, John W. Alexander, Charles L. Atwood, Linda Walker Bynoe, Mary Kay Haben, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro, Gerald A. Spector, Stephen E. Sterrett, B. Joseph White and Samuel Zell for election. Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a Trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.” The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Guidelines on Governance, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence. As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell and its Chief Executive Officer and President, Mr. Neithercut.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

A majority of the votes cast in person or by proxy at the meeting is required for the election of trustees in an uncontested election. A majority of the votes means that the number of shares voted “for” a Trustee’s election exceeds fifty percent of the total number of votes cast with respect to his or her election. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your

SHAREHOLDER VOTING

shares to approve the election of any substitute nominee proposed by the Board. If any incumbent Trustee does not receive a majority of the votes cast for his or her election, the Trustee is required to tender his or her resignation for the consideration of the Board. See “Corporate Governance – Trustee Resignation Policy” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TWELVE TRUSTEE NOMINEES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2015. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2014 and 2013 are as follows:

Type of Fees:	2014	2013
Audit fees (1)	$1,664,661	$2,074,461
Audit-related fees (2)	24,995	119,995
Tax compliance/preparation fees (3)	284,476	254,325
Tax consulting fees (4)	232,418	391,900
All other fees	--	--
Total:	$2,206,550	$2,840,681

(1)	Audit fees for the audit of our annual financial statements and internal control over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Fees for audit-related services include services associated with legally required employee benefit plan audits, Section 3-14 acquisition audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance and preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2014 and 2013 and has selected Ernst & Young as independent auditor for 2015, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has

SHAREHOLDER VOTING

also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2015. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2015 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2015 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR FOR 2015.

PROPOSAL 3

APPROVAL OF EXECUTIVE COMPENSATION

Each public company is generally required to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution. At the Company’s 2011 Annual Meeting of Shareholders, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a “Say on Pay” vote, and a majority of the votes cast were in favor of holding a vote every year. The Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory “Say on Pay” vote every year.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Executive Compensation sections above for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs, the factors considered in making those decisions, and the substantial changes made to the Company’s 2015 Executive Compensation program as a result of shareholder feedback and the results of last year’s advisory vote to approve executive compensation.

The Board recommends that shareholders vote for the following advisory resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

SHAREHOLDER VOTING

Vote Required

Votes cast “FOR” this proposal must exceed votes cast “AGAINST” it for the approval of this advisory resolution. Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board value the opinion of shareholders and will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION.

PROPOSAL 4

SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

Set forth below is a shareholder proposal submitted on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund, the New York City Police Pension Fund, and the New York City Board of Education Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007 (the “shareholder proponent”), collectively the beneficial owner of 1,449,976 of the Company’s common shares, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting by or on behalf of the shareholder proponent. As explained below, the Board recommends that you vote “AGAINST” the shareholder proposal.

RESOLVED: Shareholders of Equity Residential (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;
b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and
c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

SHAREHOLDER VOTING

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

—	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”
—	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support - votes for similar shareholder proposals averaged 55% from 2012 through September 2014 - and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

BOARD STATEMENT OPPOSING SHAREHOLDER PROPOSAL

Your Board and its Corporate Governance Committee recommend a vote “AGAINST” adoption of this shareholder proposal.

The Company believes in the importance of providing long-term shareholders with a meaningful voice in electing trustees of the Board. At the same time, the Board also believes in the importance of its responsibility to protect the Company’s shareholders from special interests and counter-productive distractions to the core functioning of the Company, its Board, and the fully-independent Corporate Governance Committee. While the Board intends to thoughtfully consider proxy access, it cannot support this proposal for the reasons described below:

The Proposal Does Not Adequately Recognize the Company’s Nominating and Voting Procedures That Reflect Corporate Governance Best Practices.

In a press release announcing its effort to propose one-size fits-all proxy access at 75 different companies in 2015, the proponent states that its formulation of proxy access is necessary to improve corporate responsiveness and protect shareholders against practices that restrain the shareholders’ ability to be heard in an election, such as plurality voting standards.

While on a case-by-case basis proxy access may well serve shareholders of non-responsive companies that do not incorporate commonly-recognized corporate governance protections, the attempt to impose it at the Company is misguided and unnecessary. Among other customary protections, the Company provides shareholders with the right to:

SHAREHOLDER VOTING

—	Annually elect all trustees through a majority voting standard in uncontested elections;
—	Make trustee nominee proposals to our independent Corporate Governance Committee; and
—	Directly nominate persons for election to our Board and thereafter solicit proxies for their nominees in accordance with federal securities laws.

Furthermore, the wide-ranging set of corporate governance best practices observed by the Company (as described on page 2 of this proxy statement) illustrates the historical responsiveness of the Company to its shareholders. As part of these best practices, the Company has a totally independent Corporate Governance Committee that identifies potential nominees and considers nominees proposed by shareholders, and in discharging its fiduciary duties to the Company and its shareholders, thoroughly evaluates all of such nominees with respect to their independence, character, judgment, diversity, age, succession planning potential, leadership experience, and financial and business skills to determine whether or not such nominees have the qualifications necessary to protect the best interests of the Company and all of its shareholders.

The Proposal Promotes Special Interests And Distraction Above The Interests Of Other Shareholders.

Under the guise of providing additional protections to shareholders, the proposal would have the practical effect of permitting selective groups of shareholders who are not bound by such fiduciary duties to nominate trustees who advance only their own specific agenda, without regard to the best interests of the Company or its shareholders. Moreover, the form of proxy access proposed would permit those special interest groups to use merely the specter of yearly proxy battles to disrupt the ordinary functioning of the Board by drawing an unreasonable amount of focus to the specific issues of the special interest group. Highly qualified independent individuals who may otherwise be interested in serving on the Board could be deterred from doing so if such service comes with the prospect of routinely campaigning against special interests.

The Proposal Does Not Include Necessary Protections Against Abuse.

Proxy access in the form proposed is subject to abuse by short-term shareholders or net-short shareholders. For instance, without requiring shareholders to own the required amount of shares through the meeting date, and by not defining “beneficial ownership” to also include investment and voting control, nominating shareholders under the proposal would not be required to demonstrate a long-term commitment to the Company, its nominee and the election process. The proposal would instead open the door to nominations from shareholders who may hold net short positions, and who have reduced their position below the threshold before the nominee’s election even takes place.

In giving careful consideration to the proposal, the Company held conversations regarding proxy access with some of its largest shareholders. While it was clear that proxy access is becoming an important issue to them, it was also clear that the Company’s shareholders do not necessarily believe proxy access is appropriate for every company as a “one size fits all” corporate governance matter, and our shareholders do not necessarily believe the specific formulation in this proposal is the only workable formulation of proxy access. To the contrary, our investor outreach reflects that at least some of our long-term shareholders are concerned about potential abuse and distraction from the core business and operation of the Board. Our Board’s ability to focus on core strategic issues has been a key component of the Company’s ability to deliver extraordinary performance and annualized total shareholder return to our investors over nearly 22 years as a public company.

INFORMATION ABOUT THE ANNUAL MEETING

Any proxy access framework would need to serve and protect the best interests of the Company and its long-term shareholders against special interests and abuse, and this proposal does not. Therefore, the Board recommends that shareholders vote “AGAINST” the proposal.

Vote Required

The affirmative vote of a majority of all the votes cast in person or by proxy at the meeting is necessary to adopt the resolution in this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting. YOUR VOTE IS VERY IMPORTANT. Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 31, 2015 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 363,968,420 common shares were outstanding and entitled to vote.

We are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com. On April 21, 2015, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

How to Vote

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 23, 2015, and using either method you will be able to confirm that the vote of your shares has been properly recorded. You may vote in the following ways:

By Internet.  You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form (“VIF”). If you vote by Internet, you do not need to return your proxy card or VIF.

By Telephone.  You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF. If you vote by telephone, you do not need to return your proxy card or VIF.

INFORMATION ABOUT THE ANNUAL MEETING

By Mail.  If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

At the Annual Meeting.  If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to vote. If you are a beneficial owner, you will need to have a legal proxy from your broker in order to vote by ballot at the meeting.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to vote your shares has been provided directly to you by the Company. If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares. You will receive instructions from them on how to vote your shares. Other than for Proposal 2, brokers do not have the ability to vote on the proposals unless they have received voting instructions from you. Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1, 3 and 4 will not be voted.

Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Proxy Statement and the Annual Report unless instructed otherwise by a shareholder. If you no longer wish to receive hard copies, or would prefer to receive separate copies of the Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityresidential.com in the investor section under “SEC Filings.”

MISCELLANEOUS

Votes Required and Effect of Abstentions and Broker Non-Votes

Matter	Required Vote	Impact of Abstentions or Broker Non-Votes
1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.
2. Ratification of Ernst & Young LLP as Independent Auditor	Approval by a majority of the votes making up the quorum.	Not counted as votes cast; no impact on outcome.
3. Advisory Approval of executive compensation	Votes cast FOR the proposal must exceed votes cast AGAINST it.	Not counted as votes cast; no impact on outcome.
4. Shareholder Proposal	Approval by a majority of the votes making up the quorum.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The cost of this solicitation of proxies will be borne by the Company. The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $15,000, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2014.

Shareholder Proposals for the 2016 Annual Meeting

Shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2016 Annual Meeting must be received by the Company by December 23, 2015. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our Bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at the Company’s 2016 Annual Meeting, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 24, 2015 and no later than the close of business on December 23, 2015. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Governance of the Company – Trustee Nomination Procedures”.

2014 Annual Report

Additional copies of our 2015 Proxy Statement, 2014 Annual Report and Form 10-K for the year ended December 31, 2014, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqr.com).

By Order of the Board of Trustees

Bruce C. Strohm
Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 21, 2015

EQUITY RESIDENTIAL

TWO NORTH RIVERSIDE PLAZA

CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90793-P63766	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EQUITY RESIDENTIAL			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends you vote “FOR” the following proposals:

1. Election of Trustees			☐	☐	☐
Nominees:
	01) John W. Alexander 02) Charles L. Atwood 03) Linda Walker Bynoe 04) Mary Kay Haben 05) Bradley A. Keywell 06) John E. Neal	07) David J. Neithercut 08) Mark S. Shapiro 09) Gerald A. Spector 10) Stephen E. Sterrett 11) B. Joseph White 12) Samuel Zell
							For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for 2015.						☐	☐	☐

3.	Approval of Executive Compensation.						☐	☐	☐

The Board of Trustees recommends you vote “AGAINST” the following proposal:

4.	Shareholder proposal regarding proxy access.						☐	☐	☐

NOTE: In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

For address changes and/or comments, please check this box and write ☐ them on the back where indicated.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M90794-P63766

EQUITY RESIDENTIAL

Annual Meeting of Shareholders - June 24, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on June 24, 2015, at Two North Riverside Plaza, Suite 500, Chicago, Illinois, 60606, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side